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              INVESTMENT ADVISORY AND ADMINISTRATION FEE AGREEMENT
              ----------------------------------------------------


        Agreement made as of December 18, 1996, between PAINEWEBBER MANAGED INVESTMENTS TRUST, a Massachusetts business trust ("Trust"), on behalf of PaineWebber Asia Pacific Growth Fund ("Fund"), a series of shares of beneficial interest of the Trust, and MITCHELL HUTCHINS ASSET MANAGEMENT INC. ("Mitchell Hutchins"), a Delaware corporation registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and as an investment adviser under the Investment Advisers Act of 1940, as amended.

        WHEREAS, the Trust has appointed Mitchell Hutchins as investment adviser and administrator for each series of shares of beneficial interest of the Trust as now exists and as hereafter may be established, pursuant to an Investment Advisory and Administration Contract, dated April 21, 1988, between the Trust and Mitchell Hutchins ("Advisory Contract"); and

        WHEREAS, the Fund has been established as a new series of the Trust;

        NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

        1. For the services provided and the expenses assumed pursuant to the Advisory Contract with respect to the Fund, the Fund will pay to Mitchell Hutchins a fee, computed daily and paid monthly, at an annual rate of 1.20% of the Fund's average daily net assets up to and including $100 million and 1.10% of the Fund's average daily net assets in excess of $100 million.

        2. This Fee Agreement shall be subject to all of the terms and conditions of the Advisory Contract.

        3. This Fee Agreement shall become effective upon the date written above, provided that it shall not take effect unless it has first been approved
(i) by a vote of a majority of the Trustees of the Trust who are not parties to this Fee Agreement or the Advisory Contract or interested persons of any such persons at a meeting called for the purpose of such approval and (ii) by vote of a majority of the Fund's outstanding voting securities.
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        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.



                           PAINEWEBBER MANAGED INVESTMENTS TRUST,
                             on behalf of PaineWebber Asia Pacific Growth Fund


                           By:  /s/ Dianne E. O'Donnell
                                -----------------------
                                Name:  Dianne E. O'Donnell
                                Title: Secretary and Vice President


                           MITCHELL HUTCHINS ASSET MANAGEMENT INC.


                           By:  /s/ Dianne E. O'Donnell
                                -----------------------
                                Name: Dianne E. O'Donnell
                                Title: Secretary and Vice President


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